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ICG Communications      FOR MORE INFORMATIN CONTACT

                        Susan Koehler
                        Director Communications
                        303.414.5634
                        Susan_Koehler@igccomm.com


For Immediate Release...


May 20, 2002

               ICG RECEIVES CONFIRMATION OF PLAN OF REORGANIZATION


     Englewood, Colo. - ICG Communications, Inc., a premier facilities-based nationwide communications provider announced today the U.S. Bankruptcy Court for the District of Delaware has confirmed the company's Plan of Reorganization which includes a $65 million re-capitalization financing package. The court's approval follows a recently completed vote by ICG creditors that resulted in 98 percent acceptance of the Plan.

     ICG will emerge from bankruptcy protection with approximately $248 million in funded debt and approximately $100 million in cash, eliminating approximately $2.5 billion in liabilities.

     Under the Plan, ICG's creditors will receive eight million shares of new common stock valued initially at $160 million. The company's old common and preferred stock will be cancelled.

     "We are thrilled to be moving forward with ICG's emergence, and want to acknowledge the outstanding support of the creditors, our customers and employees," said Randall E. Curran, chief executive officer, ICG. "We have fixed our balance sheet, we are EBITDA positive and ICG will continue to provide all our customers including ISPs, medium to large corporations and carriers with superior service through our nationwide and local footprint."

     ICG reported approximately $40 million in EBITDA for 2001 with annual revenue of approximately $500 million. The company's new securities will initially be traded over the counter until ICG qualifies for re-listing on the NASD National Market.

     ICG Communications, Inc. is a facilities-based communications company with a nationwide data and voice network, operating in more than 25 major metropolitan areas. As an integrated metropolitan and nationwide fiber optic infrastructure company, ICG provides Dial-up Internet access, telephony and high-speed Internet services, and special access to approximately 6,000 customers. For more information about ICG Communications, visit the company's Web site at http://www.icgcom.com.

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